SMART-TEK APPOINTS NEW CFO

CORTE MADERA, Calif.--(Primezone)—November 11, 2005—Smart-tek Solutions, Inc. (OTCBB:STTK) announced today the appointment of Denis Gallant as its new Chief Financial Officer. Mr. Gallant previously served as the Company’s Director and Chairman of the Company’s Audit Committee.  Mr. Gallant will continue to serve on the Company’s Board of Directors as a Director.

The Company’s former Chief Financial Officer, Joseph C. Sienkiewicz resigned as the Company’s Chief Financial Officer, Secretary, Treasurer and Director effective November 10, 2005.

More information about Smart-tek Solutions Inc. can be found at http://www.smart-teksolutions.com

More information about SCI can be found at http://www.smart-tek.com.

About Smart-tek Solutions Inc.

Smart-tek Solutions Inc. is a technology holding company in the security and surveillance sector providing turnkey state of the art systems design and installation through its wholly owned subsidiary, Smart-tek Communications, Inc. Smart-tek Communications, Inc. is the Company's initial acquisition in this sector and is appropriately positioned to pursue additional acquisitions in order to restore and enhance shareholder value.

Smart-tek Communications Inc. is a market leader in integrated security, voice and data communication systems. Located in Richmond, British Columbia, SCI specializes in the design, sale, installation and service of the latest in security technology with proven electronic hardware and software products. SCI has positioned itself as a security systems leader in the Greater Vancouver area, supplying over 45% of new downtown core construction projects. Valued customers include major developers, general and electrical contractors, hospitals, Crown Corporations, law enforcement agencies and retail facilities. Projects range from high-end residential and commercial developments to system upgrades and monitoring contracts. SCI's continued growth and success is a direct result of providing a consistently superior product at competitive pricing to both new and existing clients. SCI's stellar client retention is in itself a testimonial to the overall excellence of the product designed and installed.

Notice Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's business which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Readers are directed to the Smart-tek Solutions reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its most recent annual report on Form 10-KSB for the year ended June 30, 2005 for further information and factors that may affect Smart-tek Solutions business and results of operations. Smart-tek Solutions Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

     Smart-tek Solutions Inc.

     Neil Jacobs, 415-738-8887

     ir@smart-teksolutions.com